Exhibit (d) 1 (15)
               Fourth Amendment to Investment Advisory Agreement

                FOURTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
                -------------------------------------------------

         THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Fund") and Phoenix Investment Counsel, Inc., a Massachusetts corporation having a place of business located at 56 Prospect Street, Hartford, Connecticut (the "Adviser").

                                    RECITALS

         The parties mutually desire to amend the Agreement to reflect inclusion of an "Additional Series" as such term is defined in Section 2 of the Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1. The Agreement is hereby amended to include the Phoenix-Goodwin Multi-Sector Short Term Bond Series as an "Additional Series". Paragraph 8(a) of the Agreement is hereby amended so as to reflect the advisory fees for managing said Series as more particularly described in the attached chart hereto and made a part of.

2. Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

3. This Amendment shall become effective on the date first accepted by the Adviser which date is set forth above the Adviser's name on the signature page hereof.

4. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of this ____ day of May, 2003.

                                   THE PHOENIX EDGE SERIES FUND

                                   By:___________________________________
                                   Name:    Simon Y. Tan
                                   Title:   President



                                   PHOENIX INVESTMENT COUNSEL, INC.

                                   By:___________________________________
                                   Name:    Robert S. Driessen
                                   Title:   Vice President


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                                  FEE SCHEDULE

                   Series                                   Investment Advisory Fees
                   ------                                   ------------------------
                                           $1st billion       $1+ billion through       $2+ billion
                                                                  $2 billion

Phoenix-Goodwin Multi-Sector Short Term        0.55%                0.50%                  0.45%
     Bond Series